Exhibit 10.16
Letter Agreement
This Letter Agreement is made and entered by and between Richard Buccellato (“Buccellato”) an individual whose address is 9 Hidden Hollow, Holmdel, New Jersey, 07733 and Michael Galvis (“Galvis”), an individual whose address is 12215 Park Forest Drive, Dallas, Texas, 75230, collectively referred to herein as “the Parties” for the following purposes:
RECITALS
Whereas, Galvis and Buccellato, by and through Buccel Enterprises, LLC, are 50/50 co-owners and members of NYTEX Petroleum, LLC (“NYTEX” or the “Company”) holding membership certificates of 500 units each out of 100 units total.
Whereas, Galvis and Buccellato initiated NYTEX with various verbal terms and understandings.
Whereas, Galvis and Buccellato both wish to clarify, modify, add to and memorialize such clarified, modified and new terms and understandings.
TERMS
Now therefore, the Parties agree to the following terms and conditions:
1.	Operational Plan. NYTEX was created to build oil and gas and related assets and realize cash profits for the LLC members by 1) generating in-house, developing with, and purchasing from third parties oil and gas drilling prospects, leasehold interests, producing properties, equities in oil and gas related companies and mid-stream projects, placing added value and syndicating and/or selling such value-added assets and projects to investors, oil and gas investment companies, and other interested, suitable parties, and 2) providing energy services for retail investment funds.

2.	Line of Credit. The following terms shall govern the Operating Line of Credit provided by Buccellato for the benefit of the Company:
a.	Buccellato shall provide an Operating Line of Credit totaling Four Hundred Thousand Dollars and no/l00s ($400,000.00) for the benefit of the Company to be drawn down on an as needed basis and subject to the terms herein.

b.	The Line of Credit shall be subject to interest at an amortized interest rate of Six percent (6%) per annum. The Parties hereto agree and acknowledge that NYTEX shall be responsible for and shall pay the monthly interest on the outstanding balance of the Line of Credit; said interest shall be paid by NYTEX to Bank of America, or other designee, for the benefit of Buccellatto on or before the 15th of each month while said interest is due.

c.	As of the date of this Letter Agreement, the amount borrowed on the Line of Credit totals Two Hundred Eighty Two Thousand Dollars and no/100s ($282,000.00) with a remaining credit balance of One Hundred Eighteen Thousand Dollars and no/100s ($118,000.00).

d.	The parties anticipate NYTEX obtaining its own line of credit on or before December 31, 2008 and at such time as said NYTEX line of credit is acquired, the Line of Credit shall terminate, but NYTEX shall pay all amounts then due thereunder. Buccellato agrees to continue to make the Line of Credit available until NYTEX obtains its own line of credit but not beyond December 31, 2009 unless otherwise agreed by the parties; however, the Company shall be liable for all amounts, including interest, remaining payable upon and after such termination.

e.	NYTEX will make all reasonable efforts to pay off the line of credit by December 31, 2008. If NYTEX has not fully paid down the line of credit by such date, the Parties will set a new goal of having it fully paid by December 31, 2009.

f.	The Line of Credit shall be secured by the assets of NYTEX and be personally guaranteed by Buccellato and Galvis in such a manner that each party personally guarantees Fifty percent (50%) of the amount Line of Credit utilized and owed by the Company, but shall not be personally liable for the other half. Each Party hereto agrees to execute such necessary documentation to evidence the personal guarantee contained herein.
3.	Working Capital and Distributions. The Parties hereto agree that NYTEX shall maintain Working Capital and, in accordance with Section 4.01 of the Regulations of the Company, make Distributions of quarterly net profits in accordance with this paragraph 3 as set forth by the following disciplined allocations and percentages:
a.	First, from revenue received by the Company, the Company shall first pay all operational expenses including but not limited to office rents and overhead for the Dallas office, salaries and wages, and other general office and operational expenses; and

b.	Second, the Company shall allocate and pay fifty percent (50%) of remaining revenue to the payment of amounts due for the Line of Credit including interest thereon and shall allocate and deposit fifty percent (50%) of remaining revenue into the Company’s Operating Account (which shall not including any amount held in any drilling or revenue account) until such time as said Operating Account contains One Hundred Thirty Six Thousand Dollars and no/100s ($136,000.00) in cash being equal to an estimated two months operational budget as agreed by the parties hereto. Said $136,000 represents an estimated two months of operating capital for NYTEX, as total costs have averaged $68,000 per month since inception. It is agreed that said monthly operating overhead shall not be increased more than 10% unless mutually agreed by the Parties; and

c.	At such time as said Operating Account contains $136,000.00 all amounts in excess of operational expenses shall be utilized for the payment of amounts due for the Line of Credit including interest thereon unless otherwise agreed to in writing by all of the members of the Company; and

d.	Distributions of quarterly net profits shall then be made from those amounts in excess of $136,000.00 in cash, not including balances held in the drilling or revenue accounts, to the NYTEX members proportionately at such times when the Line of Credit and all interest due on same is paid in full unless mutually agreed otherwise in writing and any amounts under a line of credit obtained by NYTEX and all interest due on same is paid in full unless mutually agreed otherwise in writing.
4.	Galvis shall provide full-time self-employment services to NYTEX for remuneration of Three Hundred Forty Thousand Dollars and no/100s ($340,000.00) per year.

5.	It is agreed by the Parties that from the net equity ownership that NYTEX receives in Oil2 Holdings, Inc. after all incentive shares are assigned to members, service entities and consultants, NYTEX shall assign to Galvis, for sourcing and developing the opportunity, an additional 2.5% equity.

6.	The terms and provisions hereof shall be binding upon and shall inure to the benefit of successors and assigns. The Parties hereto agree to place this Letter Agreement into the corporate records of the Company and agree to be bound by same as if this Agreement was part of the Regulations of the Company.
EXECUTED AND EFFECTIVE on this 28 day of September, 2007.

/s/ Michael Galvis

Michael Galvis

/s/ Richard Buccellato

Richard Buccellato